For the annual period ended September 30, 2007.
File number 811-21188
PIMCO California Municipal Income Fund III

SUB-ITEM 77C
Matters Submitted to a Vote of Security Holders



Annual Shareholder Meetings Results:
The Funds held their annual meetings of shareholders on December 20, 2006. Common-Preferred shareholders of each fund voted to re-elect Robert E. Connor and Hans W. Kertess* and elect William B. Ogden IV* as Class I Trustees as indicated below:

								Withheld
						Affirmative	Authority
Municipal III:
Re-Election of Hans W. Kertess 			27,421,378	 330,163
Election of William B. Ogden IV 		27,421,656	 329,885
Re-Election of Robert E. Connor			     9,170	      32

California Municipal III:
Re-Election of Hans W. Kertess 			18,004,040       155,851
Election of William B. Ogden IV 		18,004,649 	 155,242
Re-Election of Robert E. Connor 		     6,050	      11

New York Municipal III:
Re-Election of Hans W. Kertess 			 4,683,009	  45,718
Election of William B. Ogden IV 		 4,689,898 	  38,829
Re-Election of Robert E. Connor 		     1,732	       2

Messrs. Paul Belica, Jack J. Dalessandro*, John C. Maney and R. Peter Sullivan III continue to serve as Trustees of the Funds.
____________________________
* Preferred Shares Trustee